                                  Gerry Harris
                             Sacramento, California

Re:   My resignation from Board of Directors of ITEX Corp.

Dear ITEX Board of Directors:

     Effective  July 31,  2002 I resigned  from the Board of ITEX  Corp.  At the time,  I stated that my reason for  resigning  was due to  "personal  reason and commitments." This was true, although I want to make clear what I meant by this.
I am, and have been,  in  disagreement  with many of the  board's  policies  and practices.  More  specifically  here  are  some  of my  concerns  and a  further explanation of my reasons for resigning:

1.   The Board compensation is too high for the amount of work we perform;

2.   The dollar  amount the board  spends  for legal  work is  inappropriate  in proportion  to the problem  addressed.  For example,  the Board  authorized
     $200,000 to battle the former CEO's claims relating to his  termination.  I helped arrange a settlement  with the former CEO for less than the $200,000 first authorized for legal costs. The Chairman of the Board first agreed to this settlement,  and then changed his mind and wanted to authorize another
     $200,000 to continue this battle. I believe this is only one example of the personal ego of a board member being placed ahead of the interests of ITEX;

3.   The Board has insufficient  marketing experience,  which is badly needed by
     ITEX.  Many  positive  ideas to take ITEX to the level of  excellence  were ignored;

4.   There is inadequate  board  leadership and  discipline.  We spend more time discussing "non events" than getting our job done; and

5.   There are too many private agendas among some of the board members.

     I welcome the efforts of CASE to force the board to confront  these issues.
I believe the board should either change its current practices or step down. You should  consider  carefully  whether  the  infusion  of new  directors  would be beneficial to ITEX at this point of its history.

     It is my  understanding  that I have the right to request  that the reasons for my  resignation  be disclosed  by ITEX in a Form 8-K. I hereby  request that these reasons for my  disagreement  with the Board be  disclosed,  in accordance with the appropriate SEC rule.

Respectfully yours,

  s/Gerry Harris

December 29, 2002